Exhibit 10.5

EXECUTION VERSION

WELLS FARGO BANK, NATIONAL ASSOCIATION

April 7, 2021

Box, Inc.

900 Jefferson Ave.
Redwood City, CA 94063

Attention: Chief Financial Officer

Re:Limited Consent.

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 27, 2017 (as amended by that certain Amendment No. 1 dated as of July 12, 2019, that certain letter agreement dated as of September 27, 2019, that certain letter agreement dated as of April 17, 2020, that certain letter agreement dated as of February 2, 2021 and as otherwise amended, restated or otherwise modified and in effect immediately prior to the date hereof, the “Credit Agreement”), by and between BOX, INC. (“Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”). Capitalized terms not defined in this letter agreement (this “Agreement”) are used herein as defined in the Credit Agreement.

The Borrower has requested that the Lender consent to (a) the issuance of up to $500,000,000 of convertible preferred stock of the Borrower (the “Preferred Stock”) on substantially the terms set forth in the proposal attached hereto as Exhibit A, (b) the repurchase of common Equity Interests of the Borrower with the proceeds of the issuance of the Preferred Stock, (c) the accrual of dividends with respect to the Preferred Stock and (d) conversion of the Preferred Stock into common stock of the Borrower and the payment of cash in lieu of fractional shares in connection therewith (collectively, the “Specified Transactions”).

Upon effectiveness of this Agreement, the Lender hereby consents to the Specified Transactions (the “Limited Consent”). For the avoidance of doubt, the payment of cash in lieu of fractional shares in connection with any conversion of the Preferred Stock to common stock shall not cause the Preferred Stock to constitute Disqualified Equity Interests. The Limited Consent shall apply only to the matters set forth in this paragraph. Without limiting the generality of the foregoing, the Limited Consent shall not apply to any future circumstances whether or not similar to the foregoing. Notwithstanding the Limited Consent, the parties hereto acknowledge and agree that any payment in cash by the Borrower or any Subsidiary in respect of the Preferred Stock (including any cash redemptions of the Preferred Stock) shall in each case constitute an unpermitted Restricted Payment under Section 6.02(c) of the Credit Agreement and result in an immediate Event of Default, except in each case to the extent such cash payment is permitted by the terms of Section 6.02(c) of the Credit Agreement.

The provisions of this Agreement shall be effective upon the Lender’s receipt of counterparts of this Agreement executed by the Lender and the Borrower. Upon satisfaction of the foregoing conditions, the Lender shall promptly confirm the same in an e-mail to the Borrower Upon such effectiveness, all references to the Credit Agreement in the Loan Documents shall refer to the Credit Agreement as amended by this Agreement.

In consideration for the Limited Consent, the Borrower agrees to pay to the Lender a consent fee in the amount of $10,000, which consent fee shall be fully earned on the date hereof and due and payable in full in cash on the date 5 Business Days after the date hereof.

The Borrower hereby confirms that (i) the representations and warranties contained in Article V of the Credit Agreement and in the other Loan Documents are true, correct and complete in all material respects (or, in the case of any such representation or warranty already qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of the date hereof as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects (or, in the case of any such representation or warranty already qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of such earlier date and (ii) no Event of Default or Potential Event of Default has occurred and is continuing.

Except as specifically modified herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed by the Borrower in all respects. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Transmission by facsimile, “pdf” or similar electronic copy of an executed counterpart of this letter agreement shall be deemed to constitute due and sufficient delivery of such counterpart. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transactions Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties to this Agreement consent to conduct the transactions contemplated hereunder by electronic means. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of California without giving effect to its choice of law principles which would result in the application of the law of another jurisdiction.

[This Space Intentionally Left Blank]

2

This letter agreement is a Loan Document as defined in the Credit Agreement, and the expense reimbursement, indemnification, waiver of jury trial, consent to jurisdiction and other provisions of the Credit Agreement generally applicable to Loan Documents are applicable hereto and incorporated herein by this reference and this letter agreement shall be interpreted, construed and enforced as if all such provisions were set forth in full in this letter agreement.

Sincerely,
WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Lender
By:	/s/ Travis Padgett
Name:	Travis Padgett
Title:	Senior Vice President

[Signature Page to Limited Consent – Box (Preferred Stock)]

Accepted and agreed to:
BOX, INC.,
a Delaware corporation
By:	/s/ Jeff Mannie
Name:	Jeff Mannie
Title:	VP Controller, CAO

[Signature Page to Limited Consent – Box (Preferred Stock)]

EXHIBIT A

Term Sheet
(see attached)

Revised KKR Proposal

The terms set forth below are for the purpose of soliciting the principal terms on which KKR along with a group of financial institutions (each, an “Investor” and collectively, the “Investors”) would be willing to make an investment in Box, Inc. (“Box” or the “Company”). This Term Sheet is intended solely as a basis for further discussion and is not intended to be and does not constitute a legally binding obligation. No other legally binding obligations will be created, implied or inferred until definitive agreements, if any, are executed and delivered by all parties.

Size	$500 million (the “Face Amount”)

Security	Convertible preferred stock

Use of Proceeds	Share buyback and general corporate purposes

Yield

3.0% per annum compounding quarterly, paid-in-kind (“PIK”), or paid in cash, at the Company’s election. Participates ratably with the holders of the Company’s common stock, in all dividends paid on the common stock when, as and if declared by the Company’s board of directors.

Conversion Price

30% premium to the 10 trading day volume weighted average stock price after announcement of the transaction, up to a maximum conversion price of $27.00 and a minimum of $24.00 (subject to customary structural anti-dilution protection).

Conversion	Convertible at anytime after issuance by holder.

Following the 3rd anniversary of the closing, the Company can force conversion if stock VWAP exceeds 200% of Conversion Price for 20 out of 30 consecutive days prior to the conversion notice (including the last trading day in such 30-day period). Customary conversion cap to comply with NYSE 20% rule.

Liquidation Preference	Greater of (i) the Face Amount, plus accrued and unpaid dividends and

(ii) as-converted value.

Maturity	No maturity.

Governance

KKR shall have the right to elect at least one board seat (the “Investor Representative”), so long as KKR continues to hold at least 50% of initial preferred or common stock underlying initial preferred purchased by it on the issue date (to the extent permissible pursuant to applicable stock exchange rules). [John Park] shall be the initial Investor Representative and shall serve as a Class II director. The Investor Representative will not be entitled to any compensation from the Company for his service.

pg. 1

The Investor Representative shall be elected to the audit committee and the compensation committee of the Board for so long as Investor has board designation rights (or a non-voting observer to the extent stock exchange rules do not permit a director seat on such committee).

The Investor Representative’s participation or attendance in meetings of the Board or any committee thereof shall be subject to customary exceptions for conflicts of interest.

Investor Redemption	Upon the seventh anniversary of the Closing Date, each holder may require the Company to redeem all or a portion of the Preferred Stock at the Liquidation Preference

Change of Control

Upon a change of control with prior written notice, unless earlier converted, the Preferred Stock will be automatically redeemed at a Repurchase Price equal to the greater of (a) 100% of the Face Amount of the Preferred Stock subject to repurchase, plus accrued and unpaid dividends, plus an undiscounted make-whole premium consisting of dividends through the fifth anniversary of the closing and (b) the as- converted value

Company Redemption

The Company may redeem the Preferred Stock in whole or in part, ratably, beginning five years after the Closing Date at 105% of the purchase price, after six years at 102% of the purchase price and after seven years at 100%, plus, in each case, accrued and unpaid dividends, payable in cash

Each Holder of Preferred Stock to have right to convert prior to such redemption

Restrictions

Convertible Preferred (and underlying common stock) not transferable for 1 year, except to affiliates and other customary exceptions to be mutually agreed; no Investor can enter into or engage in any hedge, swap, short sale, derivative transaction or other agreement or arrangement that transfers to any third party, any of the economic consequences of ownership of the Convertible Preferred (or underlying common stock) during the period commencing on the date of signing of the definitive agreement and ending on the 1 year anniversary of the Closing Date (with customary CUSIP registration after 1 year anniversary of the Closing Date); never transferable to any person that, together with its affiliates, would hold greater than 5% of outstanding shares (on an as converted basis) or to any “activist”[1] investor or any competitor of the Company.

1Note to draft: Defined term to be agreed in definitive documents; propose the following definition for discussion: “Activist” means, as of any date of determination, a Person (other than the Investors or their Affiliates) that has, directly or indirectly through its Affiliates, whether individually or as a member of a “group” (as defined in Section

pg. 2

Governance rights not transferable (other than registration rights)

Each Investor to agree to customary standstill for 1 year, prohibiting, among other things, purchases of debt or equity securities of the Company above thresholds to be agreed. With respect to KKR only, the standstill shall apply until the date that is 6 months after the later of

(i) the date that KKR no longer has a right to designate its board seat and (ii) the date that KKR, together with their affiliates, in the aggregate, no longer owns at least 25% of initial preferred or common stock underlying initial preferred purchased by it on the issue date.

Registration Rights	Customary demand and piggyback registration rights

Voting

Vote on as-converted basis with common stock; each Investor (including any transferee) to agree to vote Preferred Stock (and underlying common stock) in accordance with the recommendation of the Board, excluding actions which would disproportionally affect the Preferred Stock, until September 30, 2024; provided, that in no event shall a transaction constituting a change of control of the Company be deemed to disproportionally affect the Preferred Stock. Voting rights to comply with NYSE 20% rule.

Minority Protections2	During the period in which the Preferred Stock remains outstanding, consent of holders of a majority of the Preferred Stock required to:

(i) alter the rights or preferences of the Preferred Stock or amend the Company’s charter documents in a manner that adversely affects the Preferred Stock; (ii) increase or decrease the authorized number of shares of Preferred Stock; or (iii) create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on parity with the Preferred Stock or issue additional shares of Preferred Stock; or (iv) special dividends above a to be agreed upon amount.

13(d)(3) of the Exchange Act), within the three-year period immediately preceding such date of determination (i) called or publicly sought to call a meeting of the stockholders or other equityholders of any Person not publicly approved (at the time of the first such action) by the board of directors or similar governing body of such Person, (ii) publicly initiated any proposal for action by stockholders or other equityholders of any Person initially publicly opposed by the board of directors or similar governing body of such Person, (iii) publicly sought election to, or to place a director or representative on, the board of directors or similar governing body of a Person, or publicly sought the removal of a director or other representative from such board of directors or similar governing body, in each case which election or removal was not recommended or approved publicly (at the time such election or removal is first sought) by the board of directors or governing body of such Person or (iv) publicly disclosed any intention, plan or arrangement to do any of the foregoing.

2 As discussed with MS, will include limited and customary minority sacred rights with respect to issues solely amongst Investors.

pg. 3

Other than above, no operating or financial covenants or consent or veto rights.

Preemptive Rights	Customary preemptive rights to participate in future equity issuances, in each case, subject to customary exceptions

Expenses	Company to reimburse Investor’s out-of-pocket expenses in

connection with the investment, subject to an aggregate cap for all Investors of $750,000.

Exclusivity

Company shall exclusively negotiate with KKR and cease discussions with other potential investors through the Closing Date. There shall be no other issues of competing equity or debt securities being offered, placed or arranged.

Closing Conditions	HSR and any other required regulatory clearance; and other customary closing conditions. Completion of confirmatory business, financial, legal, accounting and tax due diligence prior to signing.

pg. 4

Sincerely,
KOHLBERG KRAVIS ROBERTS & CO. L.P.
By: KKR & Co., LLC, its general partner

By:	/s/ John Park
Name:	John Park
Title:	Member